EDAC Technologies Corporation Reports Highest Quarterly Sales in Six Years
FOR IMMEDIATE RELEASE: FARMINGTON, Conn., April 4, 2007 — EDAC Technologies Corporation (OTC Bulletin Board: EDAC.OB) , a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported its highest quarterly sales in six years. First quarter sales for 2007 were $12.3 million, representing an increase of $1.5 million over the preceding quarter and an increase of $2.7 million over the first quarter of 2006. EDAC’s sales backlog at March 31, 2007 was $31.6 million. In addition to its backlog, as previously announced, the Company has a letter of intent from a customer to purchase approximately $4.5 million of jet engine parts. This order will be added to the Company’s backlog when the related purchase orders are issued and accepted. EDAC currently has budgeted over $3.7 million primarily for additional machinery and equipment scheduled for delivery in 2007, to support its Precision Aerospace product line. Dominick A. Pagano, President and Chief Executive Officer, commented, “The Precision Aerospace product line has again showed strong improvement over the previous quarter. Our first quarter sales for 2007 were the Company’s highest quarterly sales since the first quarter of 2001. We will continue to pursue the aerospace and other opportunities for all of our product lines.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

Contact:
Glenn Purple
EDAC Technologies Corporation
860-679-7418